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                             EXHIBIT (10)EE.(ii)
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                                                             Exhibit (10)EE.(ii)
                                AMENDMENT NO. 1
                                       TO
                             TERMINATION AGREEMENT

         THIS AMENDMENT NO. 1 dated and entered into effective as of the 20th day of December, 1989, to the TERMINATION AGREEMENT (the "Agreement") by and between United Jersey Banks (now UJB Financial Corp.), a New Jersey corporation (the "Company") and ____________________________________ (the "Executive).

                              W I T N E S S E T H:

         WHEREAS, the Company and the Executive have previously entered into the Agreement referred to above; and

         WHEREAS, the Company and the Executive desire to amend the Agreement to permit the Executive to receive the maximum after-tax payments and benefits thereunder;

         NOW, THEREFORE, to assure the Company of the Executive's continued dedication and the availability of his advice and counsel in the event of a proposed change of control of the Company, to induce the Executive to remain in the employ of the Company or a Subsidiary of the Company, and to reward the Executive for his valuable, dedicated service to the Company or a Subsidiary should his service be terminated under circumstances described in the Agreement, and for other good and valuable consideration, the receipt and adequacy whereof each party acknowledges, the Company and the Executive agree that the Agreement is hereby amended by adding a new paragraph 5(f) thereto as follows:

                  5(f) The amounts due pursuant to this Agreement shall be reduced by the Excess Amount (as defined below) if (i) any payment or benefit received or to be received by the Executive in connection with a Change of Control of the Company or the termination of employment of the Executive, whether pursuant to the terms of this Agreement or any other plan, agreement or arrangement (collectively, the "Payments"), would be subject in whole or in part to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the amount by which the Payments paid or to be paid to or for the benefit of the Executive exceeds the maximum amount of Payments which may be paid to or for the benefit of the Executive without any portion of such Payments being subject to the Excise Tax (the "Excess Amount") is less than or equal to the sum of
         (A) the total amount of the Excise Tax which would be imposed on the Payments and (B) the income taxes that would be payable by the Executive in respect of the Excess Amount. All determinations necessary to the application of this paragraph 5(f) shall be made by the Executive, in his sole discretion, who shall deliver to the Company a statement setting forth in reasonable detail the application of this paragraph 5(f) to the Payments due under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement as of the date set forth above.

UJB FINANCIAL CORP.                                  EXECUTIVE